EMPLOYMENT AGREEMENT

        This agreement, effective as of February 9, 2007 (the “Agreement”) is made by and between MTS MEDICATION TECHNOLOGIES, INC., a Delaware corporation (the “Company”), and MICHAEL P. CONROY, a resident of the State of Florida (the “Executive”).

BACKGROUND

        The Company desires to employ the Executive as the Company’s Chief Financial Officer, and the Executive desires to accept employment with the Company on the terms and conditions set forth below.

TERMS

1.	Employment.

a.	The Executive agrees to accept employment with the Company, or one or more of the Company’s subsidiary corporations, to render the services specified in this Agreement subject to the terms and conditions of this Agreement. All compensation paid to the Executive by the Company or any subsidiary of the Company, and all benefits and perquisites received by the Executive from the Company or any of its subsidiaries, will be aggregated in determining whether the Executive has received the compensation and benefits provided for herein.

b.	Term. The term of this contract will commence on June 1, 2006 and will terminate March 31, 2008, (the “Term”) unless the Agreement is terminated earlier as provided for in this Agreement. The Agreement will automatically renew for successive one-year periods unless either party provides written notice of its decision not to extend the Term or any one-year extension to the other party sixty (60) days prior to the termination of the Agreement. However, in the event that the Company provides written notice of its decision not to extend the term or extension, the Executive shall be entitled to all amounts due pursuant to Section 5(d) as if the Executive had been terminated without cause.

2.	Duties.

a.	General Duties. The Executive will perform the duties and responsibilities assigned by the CEO subject to the authority of the Board of Directors.

b.	Full Time Employment. The Executive agrees to devote his full time and best effort to the successful functioning of the Company and agrees that he will faithfully and industriously perform all the duties pertaining to his office and position as Chief Financial Officer, including, but not limited to, all aspects of set forth in this Agreement; and such additional duties as may be assigned to him, from time to time, by the President or Board of Directors, or his designee, to the best of his ability, experience and talent and in a manner satisfactory to the Company. Further, the Executive agrees to subject himself at all times during the period of service to the direction and control of the Company and its agents in respect to the work to be done. The Executive shall report directly to President/Chief Executive Officer.

c.	Certain Permissible Activities. If expressly approved in advance by the Company in writing, the Executive may serve as a director of another non-competing company. The Executive may also (i) make and manage personal business investments of his choice, (ii) teach at educational institutions and deliver lectures, and (iii) serve in any capacity with any civic, educational or charitable organization, or any governmental entity or trade association without seeking or obtaining approval by the Company so long as such activities and service do not materially interfere or conflict with the performance of his duties under this Agreement.

3.	Compensation and Expenses.

a.	Base Salary. In consideration for the services rendered by the Executive for the period June 1, 2006 through March 31, 2007, under this Agreement, the Company will pay the Executive an annual base salary in the total, gross amount of $185,000 (the “Base Salary”), payable in equal installments no less than semi-monthly.

b.	Base Salary Adjustment. The Board will have the sole discretion to annually increase the Base Salary. It is expressly understood that the Company is under no obligation to change the Executive’s salary during the term of this Agreement The Board will not decrease the Base Salary unless the Executive agrees in advance to the proposed decrease.

c.	Bonus. During the Term of this Agreement, the Executive will be eligible to receive bonus compensation in accordance with Exhibit A and on such terms as recommended by the Compensation Committee and approved by the Board. Exhibit A may be amended annually in accordance with the Company’s bonus program.

d.	Expenses. In addition to any compensation paid to the Executive pursuant to Section 3, the Company will reimburse, or advance funds to, the Executive for all reasonable, ordinary, and necessary travel or entertainment expenses incurred by him during the Term of this Agreement in accordance with the Company’s then-current policy.

4.	Benefits.

a.	Vacation. During the Term during of this Agreement, the Executive will be entitled to 20 vacation days annually (which will accrue and vest, except as set forth below on each April 1st) without loss of compensation or other benefits to which he is entitled under this Agreement.

The Executive will take his vacation at such times as the Executive may select and the affairs of the Company or any of its subsidiaries or affiliates may permit.

b.	Employee Benefit Programs. In addition to the compensation to which the Executive is entitled pursuant to the provisions of Section 3 of this Agreement, during the Term the Executive is eligible to participate in any stock option plan, stock purchase plan, pension or retirement plan, insurance or other employee benefit plan that is maintained at that time by the Company for its senior executive employees, including programs of life, disability, basic medical and dental, supplemental medical and dental insurance.

Notwithstanding any provision of this Agreement to the contrary, the Company will not be obligated to provide the Executive with any of the benefits contained in this Section 4 (b) if the Executive, for any reason, is or becomes uninsurable with respect to coverage relating to any such benefit(s).

c.	Automobile Allowance. During the Term of this Agreement, the Company will pay the Executive an additional $750.00 per month as an automobile allowance.

d.	Financial and Tax Planning. As additional consideration for the services provided by the Executive under this Agreement, the Company will reimburse the Executive for personal financial planning, tax preparation services, and accounting and legal fees related to such financial and tax planning, up to a maximum of $2,000 per year during the Term of the Agreement.

5.	Termination.

a.	Termination for Cause. The Company may terminate the Executive’s employment pursuant to this Agreement at any time for Cause and the termination will become effective immediately at the time the Company provides written notice to the Executive. If the Company decides to terminate the Executive’s employment under this Agreement for Cause, the Company will have no further obligations to make any payments to the Executive under this Agreement, except that the Executive will receive any unpaid accrued Base Salary through the date of termination of employment. Upon termination for Cause, the Executive will not be entitled to any Annual Bonus or Long Term Incentive Bonus payments other than those becoming due and payable prior to the termination date. For purposes of this Agreement, the term “Cause” will mean:

(i)	The Executive’s inability or incapacity to satisfactorily perform the essential functions of his job in a manner satisfactory to the Company;

(ii)	The Executive’s commission of any crime involving dishonesty, or moral turpitude;

(iii)	Misconduct, including but not limited to, insubordinate behavior, by the Executive in the performance of his job duties and responsibilities;

(iv)	Intentional or reckless conduct, the consequences of which are materially adverse to the Company.

(v)	Failure to substantially perform his duties with the Company (other than a failure resulting from his incapacity due to physical or mental illness) after a written demand for substantial performance improvement has been delivered to him by the CEO or the Board, which demands specifically identifies the manner in which the CEO or the Board believes he has not substantially performed his duties.

(vi)	The Executive’s material breach of any of the Company’s established operating policies and procedures as determined in the Company’s absolute discretion.

b.	Death or Disability. This Agreement and the Company’s obligations under this Agreement will terminate upon the death or total disability of the Executive. For purposes of this Section 5(b), “total disability” means that for a period of six consecutive months the Executive is incapable of substantially fulfilling the duties set forth in this Agreement because of physical, mental or emotional incapacity as determined by an independent physician mutually acceptable to the Company and the Executive. If the Agreement terminates due to the death or disability of the Executive, the Company will pay the Executive or his legal representative any unpaid accrued Base Salary through the date of termination of employment (or, if terminated as a result of a disability, until the date upon which the disability policy maintained pursuant to Section 4 (b) (ii) begins payment of benefits) plus any other compensation that may be earned and unpaid. If the Agreement is terminated because of death or disability of the Executive, any financial obligations that the Executive may owe the Company will be deducted from any accrued, but unpaid salary or other compensation and the remainder of the financial obligation will be forgiven.

c.	Voluntary Termination. The Executive may elect to terminate this Agreement by delivering written notice to the Company sixty (60) days prior to the date on which termination is elected. If the Executive voluntarily terminates his employment the Company will have no further obligations to make payments under this Agreement, except that the Company will pay to the Executive any unpaid accrued Base Salary through the date of voluntary termination of employment. The Executive will not be entitled to any Annual Bonus or Long Term Incentive Bonus payments other than those becoming due and payable prior to the voluntary termination date.

d.	Termination Without Cause. If the Executive is terminated for any reason other than by death, disability, for Cause, or due to the Executive’s voluntary resignation of employment, the Company will have no further obligation to make payments under this Agreement, except that the Company will pay to the Executive for One year at his Base Salary and any annual bonus earned, prorated for the current year of employment through the date of termination. The payments will be paid to the Executive in equal installments consistent with the current payment schedule of the Executive’s Base Salary and bonus.

6.	Discoveries, Inventions, Improvements and Other Intellectual Property. The Executive acknowledges that all worldwide rights to each discovery, invention or improvement which the Executive or the Company may develop, in whole or in part, during the term of this Agreement, whether patented or unpatented, including all patents, copyrights, trade secrets and other proprietary rights in or related thereto, which (i) relate to methods, apparatus, designs, products, processes or devices sold, leased, used or under construction or development by the Company; or (ii) relate to computer programs or other intellectual property, forms, policies, procedures, manuals, etc.; or (iii) otherwise relate to or pertain to the business, functions or operations of the Company or its subsidiaries; or (iv) arise (wholly or in part) from the efforts of the Executive during the term hereof, will be the exclusive property of the Company, regardless of whether such discoveries, inventions, improvements and other intellectual property was developed or worked on while the Executive was engaged in employment or whether the Executive developed or worked on such intellectual property on the Executive’s own time. The Company will own all rights to any copy, translation, modification, adaptation or derivation thereof and any product based thereon. The Executive shall communicate promptly and disclose to the Company, in such form as the Company requests, all information, details and data pertaining to the aforementioned discoveries, inventions and improvements; and, whether during the term hereof or thereafter, the Executive shall execute and deliver to the Company such formal transfers and assignments and such other papers and documents as may be required of the Executive to permit the Company or any person or entity designated by the Company to file and prosecute the patent applications and, as to copyrightable material, to obtain copyright thereon. Any invention by the Executive within six (6) months following the termination of employment under this Agreement shall be deemed to fall within the provisions of this Section 6 unless proved by clear and convincing evidence by the Executive to have been first conceived and made following such termination. The Executive acknowledges that a violation of this paragraph would lead to irreparable injury to the Company for which monetary damages could not adequately compensate and further acknowledges that in the event of such a breach, the Company shall be entitled to injunctive relief along with other such remedies the Company may have.

7.	Restrictive Covenants.

a.	Competition with the Company. The Executive covenants and agrees that, during the Term of this Agreement and for two (2) years after termination of the Agreement for any reason, the Executive will not, without the prior written consent of the Company or its successor, directly or indirectly (whether as a sole proprietor, partner, stockholder, director, officer, employee or in any other capacity as principal or agent), compete with the Company. Notwithstanding this restriction, the Executive will be entitled during the term of this Agreement and for the two years following termination of this Agreement for any reason, to invest in stock of competing public companies so long as his ownership is less than 5% of such company’s outstanding shares.

b.	Restrictions Governing Disclosure of Confidential Information. The Executive recognizes that during the course of employment, Executive will learn various Company proprietary or confidential business information (including the identity and sources of markets, marketing information and strategies; data processing and management information system programs and practices; vendors and sources of vendors; customers and sources of customers and customer needs; sales history; and financial strength, among others). The Executive acknowledges that he has had access to or will be provided with access to valuable confidential business and professional information and trade secrets of the Company and that it has a legitimate business interest in its relationships with prospective or existing vendors, customers and clients, as well as vendor, customer and client goodwill associated with the Company’s trade name, trademark, service mark, trade dress, geographic location, and sales, marketing and trade area. The Executive agrees to use all such information only in connection with the performance of duties on behalf of the Company and agrees not to copy, disclose or otherwise use such information or to later contest its confidential or proprietary nature during his employment and for a period of two years following the termination of the Executive’s employment for any reason. The Executive agrees and acknowledges that the restrictive covenants contained in this Agreement are reasonably necessary to protect the legitimate business interests of the Company and that the restrictions stated are not overbroad or overlong and are otherwise reasonably necessary to protect the established legitimate business interests of the Company.

The Executive also agrees not to disclose or use for the benefit of himself or any other person, partnership, firm, corporation, association, or legal entity, any of the trade secrets or confidential information of the Company during his employment and for a period of two years following the termination of the Executive’s employment for any reason.

The Executive further agrees not to disclose, copy or use for the benefit of himself or any other person, partnership, firm, corporation, association, or legal entity, any lists of the names of the Company’s customers or their addresses, purchasing preferences and practices, requirements, services, or terms on which they are sold to by the Company during his employment and for a period of two years following the termination of the Executive’s employment for any reason..

The Executive finally agrees, upon termination of employment, to return to the Company any and all written documents containing information in his possession, custody or control or in the possession, custody or control of another to which the Executive has had access, as well as all files, memoranda, records, documents, computer records, copies of the foregoing, and other information related to the Company in the Executive’s custody or control. The Executive acknowledges that the Company will be irreparably damaged if the provisions of this paragraph are not specifically enforced, that monetary damages will not provide an adequate remedy to the Company, and that the Company is entitled to an injunction (preliminary, temporary and final), restraining any violation of this paragraph (without bond or other security being required), or any other appropriate decree of specific performance. It is agreed that such remedies are not exclusive and shall be in addition to any other remedy which the Company may have including the termination of any separation pay due to the Executive.

b.	Subversion, Disruption or Interference. During the Term of the Agreement, and for a period of two (2) years following the termination of the Agreement for any reason, the Executive will not, directly or indirectly, solicit, interfere, induce, influence, combine or conspire with, or attempt to interfere, solicit, induce, influence, combine or conspire with, any of the Company’s employees, sponsors, or consultants to terminate their relationship with, or compete or ally against, the Company or any of the subsidiaries or affiliates of the Company in the business in which the Company or any one of its subsidiaries or affiliates is presently engaged. The Executive also agrees not to make any disparaging remark or comment about the Company or its products or services, or any of its subsidiaries or affiliates, or their officers, directors, or employees.

8.	Change of Control.

a.	For the purposes of this Agreement, a “Change of Control” will be deemed to have taken place if (a) any person, other than the JADE Partnership or the Siegel Family Revocable Trust, including a “group” as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, becomes the owner or beneficial owner of the Company’s securities, following full execution of this Agreement, having more than 50% of the combined voting power of the then outstanding securities of the Company that may be cast for the election of directors of the Company; provided, however, that a Change of Control will not be deemed to have occurred if the person who becomes the owner of more than 50% of the combined voting power of the Company is Todd E. Siegel or an entity (or entities) controlled by Todd E. Siegel and (b) as a result of the Change of Control, the Directors in office immediately prior to the Change of Control, including nominees for any vacancies that may exist, constitute 50% or less of the Board of Directors of the Company in office after the Change of Control.

b.	The Company and the Executive agree that, if the Executive is in the employ of the Company on the date on which a Change of Control occurs (the “Change of Control Date”), the Company will continue to employ the Executive and the Executive will remain in the employ of the Company for the period commencing on the Change of Control Date and ending on the expiration of the Term, to exercise such authority and perform such executive duties as are commensurate with the authority being exercised and duties being performed by the Executive immediately prior to the Change of Control Date. If, after a Change of Control, the Executive is requested, and, in his sole and absolute discretion, consents to change his principal business location more than 50 miles beyond the location of the Company’s headquarters in Pinellas County, Florida, the Company will reimburse the Executive for his relocation expenses, including without limitation, moving expenses, temporary living and travel expenses for a time while arranging to move his residence to the changed location, closing costs, if any, associated with the sale of his existing residence and the purchase of a replacement residence at the changed location, plus an additional amount representing a gross-up of any state or federal taxes payable by the Executive as a result of any such reimbursements. If the Executive will not consent to change his business location, the Executive may continue to provide the services required of him under this Agreement in Pinellas County, Florida and the Company will continue to maintain an office for the Executive at that location similar to the Company’s office prior to the Change of Control Date.

c.	During the remaining Term after the Change of Control Date, the Company will (i) continue to honor the terms of this Agreement, including as to Base Salary and other compensation set forth in Section 3, and (ii) continue employee benefits as set forth in Section 4 at levels in effect on the Change of Control Date (but subject to such reductions as may be required to maintain such plans in compliance with applicable federal law regulating employee benefits).

d.	If within 12 months after the Change of Control Date, (i) the Executive’s employment is terminated by the Company other than for Cause (as defined in Section 5(a)), or (ii) there is a material reduction in the Executive’s compensation or employment related benefits, or a material change in the Executive’s status, working conditions or management responsibilities, or a material change in the business objectives or policies, the Executive will receive, subject to the provisions of subparagraph (e) below, separation pay in an amount equal to two (2) years of Executive’s current Base Salary, and Bonus.

e.	In the event that the payments and benefits provided for in this Agreement or otherwise payable to the Executive (i) constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) and (ii) but for this Section 7.e., would be subject to the excise tax imposed by Section 4999 of the Code, then the Executive’s payments and benefits shall be reduced to such extent necessary to result in no portion of such benefits being subject to excise tax under Section 4999 of the Code. Within thirty (30) days after the amount of any required reduction in payments and benefits is finally determined, the Company, in consultation with the Executive, shall determine which amounts to reduce. Any determination required under this Section 7.e. shall be made in writing by the Company’s independent public accounting firm as in effect immediately prior to the change of control (the “Accounting Firm”), whose determination shall be conclusive and binding upon the Executive and the Company for all purposes. For purposes of making the calculations required by this Section 7.e., the Accountants may, after taking into account the information provided by the Executive, make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and the Executive shall furnish to the Accounting Firm such information and documents as the Accounting Firm may reasonably request in order to make a determination under this Section 7.e.

9.	Assignability. The rights and obligations of the Company under this Agreement will inure to the benefit of and be binding upon the successors and assigns of the Company, provided that such successor or assign will acquire all or substantially all of the assets and business of the Company. The Executive’s rights and obligations under this Agreement may not be assigned or alienated and any attempt to do so by the Executive will be void and constitute a material breach hereunder.

10.	Non-Coercion. The Executive represents and agrees that the Executive has not been pressured, misled, or induced to enter into this Agreement based upon any representation by the Company or its agents not contained herein. The Executive represents that he has entered into this Agreement voluntarily, and after having the opportunity to consult with representatives of his own choosing and that his/her agreement is freely given.

11.	Indemnification. The Company and the Executive acknowledge that the Executive’s service as an officer of the Company exposes the Executive to risks of personal liability arising from, and pertaining to, the Executive’s participation in the management of the Company. If the Executive’s acts have been performed within the course and scope of his duties, the Company will defend, indemnify and hold harmless the Executive from any actual cost, loss, damages, attorneys fees, or liability suffered or incurred by the Executive arising out of, or connected to, the Executive’s service as an officer of the Company or any of its current, former, or future subsidiaries to the fullest extent allowed by law, notwithstanding the above. The Company will have no responsibility to defend, indemnify or hold harmless the Executive from any criminal or intentionally unlawful act. The Company also will not have any obligation to the Executive under this section for any loss suffered if the Executive voluntarily pays, settles, compromises, confesses judgment for, or admits liability with respect to such loss without the approval of the Company. Within ten days after the Executive receives notice of any claim or action which may give rise to the application of this section, the Executive will notify the Company in writing of the claim or action. The Executive’s failure to timely notify the Company of the claim or action will relieve the Company from any obligation to the Executive under this section.

The Company will also cover the Executive under a policy of officers’ and directors’liability insurance. The provisions of this section will survive the termination of this Agreement for any reason.

12.	Severability. The provisions of this Agreement constitute independent and separable covenants which shall survive termination of employment or expiration of this Agreement. Any paragraph, phrase or other provision of this Agreement that is determined by a court of competent jurisdiction to be unconscionable or in conflict with any applicable statute or rule, shall be deemed, if possible, to be modified or altered so that it is not unconscionable or in conflict with or, if that is not possible, then it shall be deemed omitted from this Agreement. The invalidity of any portion of this Agreement shall not affect the validity of the remaining portions.

13.	Prior Employment Agreements. The Executive represents that he has not executed any agreement with any previous employer which may impose restrictions on his employment with the Company.

14.	Notice. Notices given pursuant to the provisions of this Agreement will be sent by certified mail, postage prepaid, or by overnight courier, or telecopier to the following addresses:

If to the Company:

MTS Medication Technologies, Inc. 2003 Gandy Boulevard, North, Suite 800 St. Petersburg, FL 33702

If to the Executive:

Michael P. Conroy 20 Stanton Circle Oldsmar, Florida 34677

Either party may, from time to time, designate any other address to which any such notice to it or him will be sent. Any such notice will be deemed to have been delivered upon the earlier of actual receipt or four days after deposit in the mail, if by certified mail.

15.	Miscellaneous.

a.	Governing Law. This Agreement will be governed by and construed in accordance with the laws of the state of Florida.

b.	Venue. Any action filed to enforce this Agreement will be filed in Pinellas County, Florida or the United States District Court for the Middle District of Florida, Tampa Division.

c.	Waiver/Amendment. The waiver by any party to this Agreement of a breach of any provision hereof by any other party will not be construed as a waiver of any subsequent breach by any party. No provision of this Agreement may be terminated, amended, supplemented, waived or modified other than by an instrument in writing signed by the party against whom the enforcement of the termination, amendment, supplement, waiver or modification is sought.

d.	Attorney’s Fees. In the event any action is commenced to enforce any provision of this Agreement, the prevailing party will be entitled to reasonable attorney’s fees, costs, and expenses.

e.	Disputes. Nothing in this paragraph shall preclude a Party from initiating an action for temporary injunctive relief to temporarily enjoin any conduct threatening imminent and irreparable injury. In all other circumstances in which a dispute arises hereafter between the Parties, the Parties shall first employ the following alternative dispute resolution procedures before initiating any lawsuit. Specifically, any Party who believes the other is in breach of this Agreementor any other complaint, grievance, charge, or alleged unfair, improper, discriminatory, or illegal action by the Company, including, but not limited to allegations of discrimination, harassment, including sexual harassment, retaliation of any kind, including workers compensation retaliation, defamation, violation of public policy or any law, or any other claim shall notify the other in writing of such a dispute. If the other Party disputes such contention, he or it shall so state to the other in a written notice. All Parties shall make a good faith effort to try to resolve the dispute without going to court over it. If they fail to resolve such dispute within ten (10) days following notice of the dispute, the Parties shall submit the dispute to voluntary mediation pursuant to Chapter 44 of the Florida Statutes. If the Parties cannot agree on the selection of a certified Florida mediator, each side of the dispute shall retain counsel and such counsel shall select a Florida certified mediator to serve as mediator of the dispute. The Parties shall then participate in and attend the mediation and remain in mediation until such time as the mediator declares an impasse, before instituting any lawsuit over the dispute. The Parties hereby expressly waive any and all right to a trial by jury with respect to any action, proceeding or other litigation resulting from or involving the enforcement of this Agreement or any other matter relating to the Executive’s employment including claims of, but not limited to, discrimination, harassment, including sexual harassment, retaliation of any kind, including workers compensation retaliation, defamation, violation of public policy or any law.

f.	Entire Agreement. This Agreement has been subject to substantial negotiations between the parties and thus represents the joint product of those negotiations between the parties and supersedes all previous understandings or agreements, whether written or oral. Any uncertainty or ambiguity shall not be construed for or against any other party based on attribution of any drafting to any Party. Furthermore, this Agreement represents the entire agreement between the parties and shall not be subject to modification or amendment by an oral representation, or any other written statement by either party, except for a dated written amendment to this Agreement signed by the Executive and the Chairman of the Board of Directors.

g.	Counterparts. This Agreement may be executed in counterparts, all of which will constitute one and the same instrument.

        IN WITNESS WHEREOF, the Company and the Executive have executed this Agreement as of the day and year first above written.

WITNESSES:	EXECUTIVE

Michael P. Conroy
Print Name:

Print Name:

COMPANY

MTS Medication Technologies, Inc.
a Delaware corporation

Print Name:	By:

Print Name:

Print Name:	As:

EXHIBIT A

Annual Bonus

Michael Conroy   CFO  50% Target

FISCAL YEAR 2007 - BONUS COMPENSATION SCHEUDLE

50% Weighted on EBIDTA

	EBITDA $	% OF EBITDA	Weighted Factor

	$9,263,335	120%	1.20
	$8,877,363	115%	1.15
	$8,491,391	110%	1.10
	$8,105,418	105%	1.05
Budget EBITDA	$7,719,446	100%	1.00
	$7,333,474	95%	0.85
	$6,947,501	90%	0.60
	$6,561,529	85%	0.35
	$6,252,751	81%	0.15

50% Weighted for OSGM Goals and Objectives